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Exhibit 5.1

[LETTERHEAD OF GENERAL ELECTRIC COMPANY]

November 26, 2003

General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828

Re:	Common Stock of General Electric Company to be Issued to Shareholders of HPSC, Inc.

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration by General Electric Company (the "Company") pursuant to a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, of shares of Common Stock, $0.06 par value (the "Shares"), to be offered and exchanged pursuant to the terms of the Agreement and Plan of Merger dated as of November 12, 2003 (the "Merger Agreement"), among the Company, Patriot HFS, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Patriot HFS"), and HPSC, Inc., a Delaware corporation ("HPSC"), which provides for the merger (the "Merger") of Patriot HFS with and into HPSC, with HPSC surviving as a wholly-owned subsidiary of the Company.

        As Corporate Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold as described above, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

        The foregoing opinion is limited to the federal laws of the United States of America and the Business Corporation Law of the State of New York. I express no opinion as to the application of the securities or blue sky laws of the various states to the offer or exchange of the Shares.

        I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to it under the heading "Legal Matters" therein.

Very truly yours,

/s/ Robert E. Healing

Robert E. Healing

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